[Tektronix logo]                                      INTER-OFFICE COMMUNICATION

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To:       Tim Thorsteinson  58-760                                 April 9, 1999

From:     Jerry Meyer

Subject:  Project Mayflower


As you know, the Company has decided to explore strategic alternatives relating to the Profile and Grass Valley businesses (VCP). In your capacity as President of VND, I have asked you to lead this project from an operational perspective. In the event we close a transaction to sell VCP to a third party, it is likely your employment with Tektronix will be impacted. This memo describes the impact of a transaction on your employment and related compensation matters.

Severance Pay. In the event you are asked to go with the new company, and you agree to do so for a minimum of six months (or some lesser time period determined by me at my discretion), you will be entitled to those benefits under the Executive Severance Agreement dated September 22, 1993, as amended ("ESA"), except that you will not be entitled to any FY00 APIP prorated payment under section 3.3. In lieu of FY00 APIP, you will be eligible for the transaction bonus described below. Your eligibility for FY99 APIP will be unaffected by this memo. The one-year base pay will be based on a salary of $330,000. You will be entitled to participate in the results program during your period of continued employment. If you are not asked to go with the new company (or you are asked to go with the new company but you elect not to do so) and you remain employed by Tektronix, you will not be entitled to any severance pay and the ESA will remain in effect according to its terms. If you are not asked to go with the new company (or you are asked to go with the new company but you elect not to do so) and are laid off by Tektronix, you will be entitled to the ESA benefits described above.

Transaction Bonus. In the event we close a transaction, you will be entitled to a lump sum payment of $330,000 if the transaction is completed with no negative impact to Tektronix. This means that the transaction must be completed without any additional loss or charge to Tektronix. The transaction proceeds and reserves already taken must be sufficient to cover the net book value of the VCP assets and all related transaction and transition costs. These costs include provisions for contingent liabilities and for any costs associated with severance. We will apply generally accepted accounting principles to

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make these determinations to the extent possible and I will make any judgments if necessary.

If Tektronix or the new company ask you to go with the new company for a minimum of six months (or some other lesser time period or milestone-based transition agreed to by Tektronix and the new company at our discretion), and you elect not to do so, you will receive no Transaction Bonus. If you are not asked to go with the new company and remain employed with Tektronix, you will receive no Transaction Bonus. If you are not asked to go with the new company and are laid off from Tektronix within one year of the closing date, you will be entitled to 100% of the Transaction Bonus.

Stock Options. If you do not remain employed by Tektronix after the close of the transaction (whether by layoff or termination of employment through transfer to the new company, but not through voluntary resignation), we will accelerate 100% of your outstanding but unvested stock options to vest on your last day of employment. No other terms of the stock option agreement will be altered, including the provision that the options will lapse if not exercised within 90 days of your termination of employment.

There are no other changes to any other plan or agreement you may have in place with Tektronix, including the SERP, pension, 401(k), LTIP, change in control, or welfare benefit plans. Your rights and obligations under those plans are governed by their terms. All benefits provided for in this letter are conditioned upon your execution of the Release of Claims as provided in your ESA.

If we are unable to close a transaction with a third party, and we determine to continue to operate the business within Tektronix or spin it off into an independent operation, we will address the impact on your employment separately and this memo will have no application to those alternatives. If we fail to close a transaction by October 31, 1999, all terms of this memo will terminate.

I look forward to successfully consummating a transaction that will be in the best interests of our shareholders, customers, and employees.

gb


AGREED

TIM THORSTEINSON                  J.J. MEYER
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Tim Thorsteinson
Date: 4/12/99